Free Writing Prospectus pursuant to Rule 433 dated February 23, 2026

Registration Statement No. 333-284538

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Market Linked Securities — Autocallable with Contingent Downside Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust and the iShares® Silver Trust due March 2, 2029

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Market measures (each referred to as an “underlier” and collectively as the “underliers”):	the SPDR® Gold Trust and the iShares® Silver Trust
Pricing date:	expected to be February 27, 2026
Issue date:	expected to be March 4, 2026
Final calculation day:	expected to be February 27, 2029
Stated maturity date:	expected to be March 2, 2029
Starting price:	with respect to an underlier, the fund closing price of such underlier on the pricing date
Ending price:	with respect to an underlier, the fund closing price of such underlier on the final calculation day
Performance factor:	with respect to an underlier on any call date, its fund closing price on such day divided by its starting price (expressed as a percentage)
Lowest performing underlier:	for any call date, the underlier with the lowest performance factor on that day
Automatic call:

if the fund closing price of the lowest performing underlier on any call date is greater than or equal to its applicable call threshold price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Call threshold price:	with respect to an underlier, (i) with respect to the first 24 call dates, the starting price and (ii) with respect to the final call date, 70.00% of the starting price
Threshold price:	with respect to an underlier, 70.00% of its starting price
Threshold amount:	30.00%
Call dates and call premiums:

the actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be at least the values specified in the table below

Call settlement date:	three business days after the applicable call date; provided that the call settlement date for the last call date is the stated maturity date
Payment amount at maturity (for each $1,000 face amount of your securities)	$1,000 × performance factor of the lowest performing underlier on the final calculation day
Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

CUSIP:	40058XPN8
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile*

Security return at maturity
Lowest performing underlier return
Call Date 1 (Call Premium: 17.75%)
Call Date 13 (Call Premium: 35.5%)
Call Date 25 (Call Premium: 53.25%)
53.25%
-30.00%
100
80
60
40
20
0
-20
-40
-60
-80
-100
Security return
-100
-75
-50
-25
0
25
50
75
100
Hypothetical return of the lowest performing underlier

* assumes a call premium for such call settlement date equal to the lowest possible call premium that may be determined on the pricing date

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the lowest performing underlier on the applicable call date significantly exceeds its starting price. You will not participate in any appreciation of any underlier beyond the applicable fixed call premium. If the securities are not automatically called and the ending price of the lowest performing underlier on the final calculation day is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the lowest performing underlier on the final calculation day and will lose more than 70%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated February 23, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated February 23, 2026
●
WFS product supplement no. 9 dated January 20, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $890 and $920 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

Call dates and Call premiums
Call Date	Call Premium	Payment per Security upon an Automatic Call
March 4, 2027	at least 17.75% of the face amount	at least $1,177.50
April 5, 2027	at least 19.229% of the face amount	at least $1,192.29
May 4, 2027	at least 20.708% of the face amount	at least $1,207.08
June 4, 2027	at least 22.188% of the face amount	at least $1,221.88
July 5, 2027	at least 23.667% of the face amount	at least $1,236.67
August 4, 2027	at least 25.146% of the face amount	at least $1,251.46
September 7, 2027	at least 26.625% of the face amount	at least $1,266.25
October 4, 2027	at least 28.104% of the face amount	at least $1,281.04
November 4, 2027	at least 29.583% of the face amount	at least $1,295.83
December 6, 2027	at least 31.063% of the face amount	at least $1,310.63
January 4, 2028	at least 32.542% of the face amount	at least $1,325.42
February 4, 2028	at least 34.021% of the face amount	at least $1,340.21
March 6, 2028	at least 35.50% of the face amount	at least $1,355.00
April 4, 2028	at least 36.979% of the face amount	at least $1,369.79
May 4, 2028	at least 38.458% of the face amount	at least $1,384.58
June 5, 2028	at least 39.938% of the face amount	at least $1,399.38
July 5, 2028	at least 41.417% of the face amount	at least $1,414.17
August 4, 2028	at least 42.896% of the face amount	at least $1,428.96
September 5, 2028	at least 44.375% of the face amount	at least $1,443.75
October 4, 2028	at least 45.854% of the face amount	at least $1,458.54
November 6, 2028	at least 47.333% of the face amount	at least $1,473.33
December 4, 2028	at least 48.813% of the face amount	at least $1,488.13
January 4, 2029	at least 50.292% of the face amount	at least $1,502.92
February 5, 2029	at least 51.771% of the face amount	at least $1,517.71
February 27, 2029	at least 53.25% of the face amount	at least $1,532.50

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 9, and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 9, and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 9, and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 9, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 9, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 9, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on a Call Settlement Date (Including the Stated Maturity Date) If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Fund Closing Price of the Underliers at Any Time Other Than on the Applicable Call Date or the Final Calculation Day, as the Case May Be
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Price of the Lowest Performing Underlier
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have Greater Risk of Sustaining a Significant Loss on Your Investment If the Securities Were Linked to Just One Underlier
▪
A Higher Call Premium, a Lower Fund Closing Price at or Above Which the Securities Will Be Automatically Called and/or a Lower Threshold Price May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underliers and, Potentially, a Significant Loss at Maturity
▪
The Amount You Will Receive on a Call Settlement Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped Due to the Applicable Call Premium
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier
▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underliers.
▪
You Have No Shareholder Rights or Rights to Receive Any Underlier

Additional Risks Related to the Underliers

▪
The Policies of the Underlier Investment Advisor For Any Underlier Could Affect the Amount Payable on Your Securities and Their Market Value.
▪
Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underliers, There Is No Affiliation Between the Underlier Investment Advisors and Us.
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underliers or That There Will Be Liquidity in Any Such Trading Market; Further, the Underliers Are Subject to Custody Risks
▪
Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Securities Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities
▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Securities.

Additional Risks Related to the SPDR® Gold Trust

▪
The SPDR® Gold Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
The Value of the Shares of the SPDR® Gold Trust Relates Directly to the Value of the Gold Held by the SPDR® Gold Trust and Fluctuations in the Price of Gold Could Materially Adversely Affect an Investment in the SPDR® Gold Trust’s Shares
▪
Fees and Expenses Payable by the SPDR® Gold Trust Are Charged Regardless of Profitability and May Result in a Depletion of its Assets
▪
Potential Discrepancies, or Future Changes, in the Calculation of the LBMA Gold Price PM Could Have an Adverse Effect on the Value of the SPDR® Gold Trust
▪
The Amount of Gold Represented by the Shares of the SPDR® Gold Trust Will Continue to Be Reduced During the Life of the SPDR® Gold Trust Due to the SPDR® Gold Trust’s Expenses
▪
Termination or Liquidation of the SPDR® Gold Trust Could Adversely Affect the Value of the Securities

Additional Risks Related to the iShares® Silver Trust

▪
The iShares® Silver Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
The Price of the iShares® Silver Trust Is Linked to the Price of Silver, Which May Change Unpredictably and Affect the Value of the Securities in Unforeseeable Ways
▪
Investing in Securities Linked to the iShares® Silver Trust Is Not the Same as Investing Directly in Silver
▪
An Investment in the Securities Is Subject to Risks Associated with the London Bullion Market
▪
Termination of the iShares® Silver Trust Could Adversely Affect the Value of the Securities
▪
The Correlation Between the Performance of the iShares® Silver Trust and the Price of Silver May Be Imperfect

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.